UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: July 16, 2008

COMMISSION FILE NO.: 000-32885

XA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	88-0471263
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(IRS EMPLOYER IDENTIFICATION NO.)

875 NORTH MICHIGAN AVENUE, SUITE 2626, CHICAGO, ILLINOIS 60611
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(312) 397-9100
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On or about May 19, 2008, XA, Inc. (the "Company," "we," and "us") entered into a letter of intent (the “Letter of Intent”) with Cadence Properties LLC, a New York limited liability company.  The Letter of Intent set forth the general terms upon which Cadence Properties LLC and/or its investors (“Cadence”) would acquire at least 95% of the fully diluted, issued and outstanding common stock of the Company.  Pursuant to the Letter of Intent, the Company and Cadence agreed to negotiate the entry into a Purchase Agreement, whereby Cadence would assume none of our assets and will assume liabilities of us not to exceed $650,000.

While the parties attempted to negotiate the entry into a Purchase Agreement to memorialize the terms of the Letter of Intent, the parties were unable to come to an agreement on various deal points and on or about July 16, 2008, Cadence provided the Company notice of Cadence’s termination of the LOI.

As a result, the Company is currently seeking alternative financing to repay its bank debt, which became due on June 1, 2008, and convertible note debt, a substantial portion of which became due on June 29, 2008.  While the Company has not repaid any of this debt to date, the Company is currently in discussions with both LaSalle Bank regarding the repayment of the bank debt and the convertible note holders in connection with the repayment of the convertible note debt and the Company has not received a notice of default from either of such holders to date, and as such, the Company does not believe that an event of default has occurred under either set of financing documents to date.

The Company is currently seeking an alternative merger or acquisition partner to allow it to repay its outstanding bank and convertible note debt and/or to allow it to undertake a spin-off transaction substantially similar to the transaction contemplated by the LOI with Cadence, although the Company can provide no assurances that it will be able to enter into such a transaction, that any of its note holders will not declare an event of default and/or enforce their security interests, that the Company will not be forced to curtail or abandon its business operations in the future, and/or file for bankruptcy protection.  If any of the events described in the proceeding sentence were to occur, the Company’s securities would likely decline in value and/or become worthless.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XA, INC.

/s/ Joseph Wagner
Joseph Wagner,
Chief Executive Officer

July 23, 2008